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                       Wilson, Sonsini, Goodrich & Rosati            EXHIBIT 5.1
                               650 Page Mill Road
                              Palo Alto, CA  94304
                                 (415) 493-9300


                               February 27, 1997


Cholestech Corporation
3347 Investment Boulevard
Hayward, California 94545

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 27, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 additional shares of your Common Stock reserved for issuance under the 1988 Stock Incentive Program (the "1988 Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares. It is our opinion that the additional shares, when issued and sold in the manner referred to in the 1988 Plan and pursuant to the agreements which accompany the 1988 Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                              Sincerely,

                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation

                              /s/ WILSON SONSINI GOODRICH & ROSATI